Exhibit 99.1

Johnson & Johnson Announces Restructuring Initiatives for Sustainable Growth

Continues to Invest in Promising Growth Opportunities

Identifies Projected, Annualized, Pre-Tax Cost Savings of $1.4-$1.7 billion

Expects to Take Associated Pre-Tax, Restructuring Charge of $1.1-$1.3 billion in Fourth Quarter of 2009

Confirms Earnings Guidance for 2009, Excluding Special Items

NEW BRUNSWICK, N.J., Nov 03, 2009 /PRNewswire-FirstCall via COMTEX News Network/ --
Johnson & Johnson (NYSE: JNJ) today announced global restructuring initiatives designed to strengthen the company's position as the world's leading global health care company. The company is taking steps to prioritize its innovation efforts around the many growth opportunities in health care and to execute aggressively on bringing key new products to market.

The company's plans are expected to increase its operational efficiency and generate annualized, pre-tax cost savings of $1.4-$1.7 billion when fully implemented in 2011, with $800-$900 million expected to be achieved in 2010. The associated savings will provide additional resources to invest in new growth platforms; ensure the successful launch of its many new products and continued growth of its core businesses; and provide flexibility to adjust to the changed and evolving global environment.

"Johnson & Johnson has long adhered to a broad-based operating model and set of sound management principles that have driven our success," said William C. Weldon, Johnson & Johnson Chairman and Chief Executive Officer. "Today, we are announcing a series of actions and plans designed to ensure that our company remains well-positioned and appropriately structured for sustainable, long-term growth in the health care industry."

The company expects to record an associated pre-tax, restructuring charge in the range of $1.1-$1.3 billion in the fourth quarter of 2009, treated as a special item. The company also confirmed its earnings guidance for full-year 2009 of $4.54 - $4.59 per share, which excludes the impact of special items such as restructuring charges.

Cost savings will be achieved primarily by reducing layers of management, increasing individual spans of control, and simplifying business structures and processes across the company's global operations.

Position eliminations will form only one component of the savings. Weldon said, "These types of changes are difficult under any circumstances, and will have a very personal impact on people who have been dedicated to the mission of Johnson & Johnson. We recognize their contributions to the achievements of our business, and are committed to treating them fairly and with respect throughout this process."

The company said initiatives would be implemented at the operating company levels to be certain the businesses can meet the needs of the customers they serve on a day-to-day basis. The company estimates that position eliminations will be in a range of 6-7 percent of its global workforce, subject to any consultation procedures on these plans in countries where required.

About Johnson & Johnson
Caring for the world, one person at a time...inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 117,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 9:00 a.m., Eastern Time. A simultaneous webcast of the call for interested investors and others may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.
(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2008. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or development